EXHIBIT 9

Opinion and Consent of Counsel

Ameritas Life Insurance Corp. 5900 O Street / Lincoln, NE 68510

July 1, 2014

Ameritas Life Insurance Corp.

5900 "O" Street

P.O. Box 81889

Lincoln, Nebraska 68501

With reference to the Initial Registration Statement on Form N-4, filed by Ameritas Life Insurance Corp. and Carillon Account with the Securities and Exchange Commission covering the VA II and VAII SA flexible premium deferred variable annuity policies, I have examined such documents and such laws as I considered necessary and appropriate, and on the basis of such examination, it is my opinion that:

  Ameritas Life Insurance Corp. is duly organized and validly existing under the laws of the State of Nebraska and has been duly authorized by the Insurance Department of the State of Nebraska to issue variable annuity policies.

  Carillon Account is a duly authorized and existing separate account.

  The flexible premium variable annuity policies, when issued as contemplated by said Form N-4 Registration Statement, will constitute legal, validly issued and binding obligations of Ameritas Life Insurance Corp.

I hereby consent to the filing of this opinion as an exhibit on initial Form N-4.

Sincerely,

/S/ Robert G. Lange

Robert G. Lange

Vice President, General Counsel & Assistant Secretary, Individual